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(KPMG Peat Marwick LLP Logo)
1600 Market Street               Telephone 215-299-3100   Telefax 215-299-3150
Philadelphia, PA  19103-7212     Telex 497-3852






September 24, 1998


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Prime Bancorp, Inc., and, under the date of January 16, 1998, we reported on the consolidated financial statements of Prime Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1997 and 1996. On September 17, 1998, our appointment as principal accountants was terminated. We have read Prime Bancorp's statements included under Item 4 of its Form 8-K dated September 21, 1998, and we agree with such statements, except that (i) we are not in a position to agree or disagree with Prime Bancorp, Inc.'s statement that the change was approved by the audit committee and reviewed by its board of directors and that shareholders will have an opportunity to ratify the change at the 1999 annual meeting of shareholders; (ii) we are not in a position to agree or disagree with Prime Bancorp, Inc.'s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Prime Bancorp, Inc.'s financial statements and (iii) we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K and therefore, we take no position with respect to Prime Bancorp, Inc.'s statements contained in paragraph (d) of Item 4.


Very truly yours,

/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP